                                                                     EXHIBIT E-2

                        PRINCIPAL SHAREHOLDERS AGREEMENT

             CONTAINING A VOTING AGREEMENT AND AN IRREVOCABLE PROXY

                            (AS AMENDED AND RESTATED)

                                  BY AND AMONG



                            DEVON ENERGY CORPORATION

                               GEORGE P. MITCHELL

                                       AND

                             CYNTHIA WOODS MITCHELL



                           Dated as of August 13, 2001

                                TABLE OF CONTENTS

                                                                                                               PAGE

ARTICLE I             DEFINITIONS................................................................................2

         Section 1.1           Definitions.......................................................................2

ARTICLE II            VOTING AGREEMENT AND IRREVOCABLE PROXY.....................................................2

         Section 2.1           Agreement to Vote the Subject Shares..............................................2

         Section 2.2           Grant of Irrevocable Proxy........................................................3

         Section 2.3           Nature of Irrevocable Proxy.......................................................3

         Section 2.4           Legend............................................................................3

ARTICLE III           COVENANTS..................................................................................3

         Section 3.1           Generally.........................................................................3

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS.............................................4

         Section 4.1           Due Authority.....................................................................4

         Section 4.2           Ownership of Shares...............................................................4

         Section 4.3           No Conflicts......................................................................4

         Section 4.4           Title to Purchased Shares.........................................................4

         Section 4.5           Reliance by Parent................................................................4

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF PARENT...................................................5

         Section 5.1           Due Organization, etc.............................................................5

         Section 5.2           Conflicts.........................................................................5

         Section 5.3           Reliance by Shareholder...........................................................5

ARTICLE VI            MISCELLANEOUS..............................................................................5

         Section 6.1           Shareholder Capacity..............................................................5

         Section 6.2           Publication.......................................................................5

         Section 6.3           Further Actions...................................................................6

         Section 6.4           Entire Agreement..................................................................6

         Section 6.5           Binding Effect; Benefit; Assignment...............................................6

         Section 6.6           Amendments, Waivers, etc..........................................................6

         Section 6.7           Notices...........................................................................6

         Section 6.8           Specific Enforcement..............................................................7

         Section 6.9           Remedies Cumulative...............................................................7

         Section 6.10          No Waiver.........................................................................7

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                               PAGE
         Section 6.11          Governing Law; Jurisdiction; Waiver of Jury Trial.................................7

         Section 6.12          Headings..........................................................................8

         Section 6.13          Counterparts; Facsimiles..........................................................8

         Section 6.14          Termination.......................................................................8

                        PRINCIPAL SHAREHOLDERS AGREEMENT
                            (AS AMENDED AND RESTATED)

         This PRINCIPAL SHAREHOLDERS AGREEMENT, as amended and restated (this "Agreement"), dated as of August 13, 2001, by and among Devon Energy Corporation, a Delaware corporation ("Parent"), George P. Mitchell and Cynthia Woods Mitchell each being shareholders (each, a "Shareholder") of Mitchell Energy & Development Corp., a Texas corporation (the "Company").

                                   WITNESSETH:

         WHEREAS, this Agreement (entered into as of October 5, 2001) amends and restates in its entirety the Principal Shareholders Agreement, dated as of August 13, 2001 (which shall be deemed to be the date of this Agreement), by and among Parent and the Shareholders;

         WHEREAS, Parent, Devon NewCo Corporation, a Delaware corporation and a wholly owned subsidiary of Parent, and the Company are parties to an Agreement and Plan of Merger dated as of the date hereof and, together with certain other parties, propose to enter into an Amended and Restated Agreement and Plan of Merger, to be dated as of the date hereof (as so amended and restated, the "Merger Agreement");

         WHEREAS, as of the date hereof, each Shareholder "beneficially owns" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and each Shareholder is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Class A Common Stock, par value $0.10 per share of the Company (the "Common Stock") set forth opposite the Shareholder's name on Annex A hereto, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination, merger, consolidation, reorganization or other change in the capital structure of the Company affecting the Common Stock (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by the Shareholders during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the Shareholder's "Subject Shares");

         WHEREAS, prior to the execution and delivery of this Agreement by any party hereto, Parent has purchased from George P. Mitchell 100 shares of Common Stock (the "Purchased Shares"); and

         WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, Parent has required that each Shareholder agrees, and each Shareholder has agreed, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

     SECTION 1.1 DEFINITIONS. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

                                   ARTICLE II
                     VOTING AGREEMENT AND IRREVOCABLE PROXY

     SECTION 2.1 AGREEMENT TO VOTE THE SUBJECT SHARES. Each Shareholder, in its capacity as such, hereby agrees that during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the "Voting Period"), at any meeting (or any adjournment or postponement thereof) of the holders of any class or classes of the capital stock of the Company, however called, or in connection with any written consent of the holders of any class or classes of the capital stock of the Company, the Shareholders shall vote (or cause to be voted) their Subject Shares (x) in favor of the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof) at every meeting of the shareholders of the Company (or in connection with any written consent) at which such matters are considered and at every adjournment thereof,
(y) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its subsidiaries under the Merger Agreement or of the Shareholders under this Agreement, and (z) except as otherwise agreed to in writing in advance by Parent, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries and any Company Acquisition Proposal; (ii) a sale, lease or transfer of a significant part of the assets of the Company or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries (each of the actions in clauses (i) or (ii), a "Business Combination"); and (iii) (A) any change in the persons who constitute the board of directors of the Company that is not approved in advance by at least a majority of the persons who were directors of the Company as of the date of this Agreement (or their successors who were so approved); (B) any change in the present capitalization of the Company or any amendment of the Company's articles of incorporation or bylaws; (C) any other material change in the Company's corporate structure or business; or (D) any other action or proposal involving the Company or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the Merger Agreement. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each of the Shareholders agrees not to enter into any agreement, letter of intent, agreement in principle or understanding with any person that violates or conflicts with or could reasonably be expected to violate or conflict with the provisions and agreements contained in this Agreement or the Merger Agreement. For the avoidance of doubt, this Agreement is intended to constitute a voting agreement entered into under Section B, Article 2.30 of the TBCA for the duration of the Voting Period.

     SECTION 2.2 GRANT OF IRREVOCABLE PROXY. Each Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, such Shareholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect to each of the Shareholders' Subject Shares in accordance with Section
2.1. This proxy is given to secure the performance of the duties of each of the Shareholders under this Agreement. The Shareholders shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

     SECTION 2.3 NATURE OF IRREVOCABLE PROXY. The proxy and power of attorney granted pursuant to Section 2.2 by each Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by the Shareholders. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of each Shareholder. For the avoidance of doubt, the proxy and power of attorney is granted pursuant to Section C, Article 2.29 of the TBCA, is coupled with an interest and is granted to Parent as a shareholder of the Company and a party to this voting agreement which is created under Section B,
Article 2.30 of the TBCA and is intended to be valid during the Voting Period, which the parties understand and agree may be more than eleven months from the date hereof.

     SECTION 2.4 LEGEND. Each Shareholder shall promptly cause the following legend to be conspicuously noted on each certificate representing its Subject
Shares:

                  "The shares represented by this certificate are subject to a Principal Shareholders Agreement dated as of August 13, 2001. The Principal Shareholders Agreement restricts the transferability of the shares represented by this certificate and includes a voting agreement and an irrevocable proxy to vote the shares represented by this certificate."

                                  ARTICLE III
                                   COVENANTS

     SECTION 3.1 GENERALLY. Except for pledges in existence as of the date hereof, each Shareholder agrees that, except as contemplated by the terms of this Agreement, it shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to, or consent to, the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of its Subject Shares; (ii) grant any proxies or powers of attorney in respect of the Subject Shares, deposit any of its Subject Shares into a voting trust or enter into a voting agreement with respect to any of its Subject Shares; and (iii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its respective obligations under this Agreement. Notwithstanding the foregoing, nothing herein shall prevent the Shareholders from assigning or transferring any Subject Shares beneficially owned by either of them to any trust, estate, family partnership, foundation (whether family, private or public) or other charitable organization (a "Permitted Transferee") if such Permitted Transferee agrees in writing to be bound by all of the provisions of this Agreement as a Shareholder hereunder.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     Each of the Shareholders hereby represents and warrants to Parent as follows:

     SECTION 4.1 DUE AUTHORITY. Each Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     SECTION 4.2 OWNERSHIP OF SHARES. Each Shareholder legally or beneficially owns the number of shares of Common Stock set forth opposite their name on Annex A hereto. The number of shares of Common Stock set forth opposite their name on Annex A hereto are all of the shares of Common Stock legally or beneficially owned by them. Each Shareholder has sole voting power and sole power of disposition, in each case with respect to all of shares of Common Stock set forth opposite his or her name on Annex A hereto, with no limitations, qualifications or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement and as otherwise noted on Annex A.

     SECTION 4.3 NO CONFLICTS. (i) No filing with any governmental authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Shareholders and the consummation by the Shareholders of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Shareholders, the consummation by the Shareholders of the transactions contemplated hereby or compliance by the Shareholders with any of the provisions hereof shall (A) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which either Shareholder is a party or by which either Shareholder or any of his or her Subject Shares or assets may be bound, or (B) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation which could reasonably be expected to adversely affect the Shareholder's ability to perform its obligations under this Agreement.

     SECTION 4.4 TITLE TO PURCHASED SHARES. The transfer by George P. Mitchell of the Purchased Shares to Parent has passed to and unconditionally vested in Parent good and valid title to all of the Purchased Shares, free and clear of all claims, Liens, restrictions, limitations and encumbrances whatsoever, other than any such encumbrances created by Parent.

     SECTION 4.5 RELIANCE BY PARENT. Each Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Shareholder.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to each Shareholder as follows:

     SECTION 5.1 DUE ORGANIZATION, ETC. Parent is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent has been duly authorized by all necessary action on the part of Parent and, assuming its due authorization, execution and delivery by each Shareholder constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     SECTION 5.2 CONFLICTS. (i) No filing with any governmental authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of Parent, (B) result in a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation which could reasonably be expected to adversely affect Parent's ability to perform its obligations under this Agreement.

     SECTION 5.3 RELIANCE BY SHAREHOLDER. Parent understands and acknowledges that each Shareholder is entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent.

                                   ARTICLE VI
                                  MISCELLANEOUS

     SECTION 6.1 SHAREHOLDER CAPACITY. No Shareholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Shareholder executes this Agreement solely in his or her capacity as the record holder or beneficial owner of his or her Subject Shares and nothing herein shall limit or affect any actions taken by a Shareholder in his or her capacity as an officer or director of the Company.

     SECTION 6.2 PUBLICATION. Each Shareholder hereby permits Parent to publish and disclose in the Proxy Statement/Prospectus (including all documents and schedules filed with the Securities and Exchange Commission) its identity and ownership of shares of Common Stock and the nature of its commitments, arrangements, and understandings pursuant to this Agreement.

     SECTION 6.3 FURTHER ACTIONS. Each of the parties hereto agrees that it will use its best efforts to do all things necessary to effectuate this Agreement.

     SECTION 6.4 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

     SECTION 6.5 BINDING EFFECT; BENEFIT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their Permitted Transferees, heirs, estates and successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, except by will or by the laws of descent and distribution, without the prior written consent of each of the other parties, except that Parent may assign and transfer its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto, any rights or remedies.

     SECTION 6.6 AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the relevant parties hereto.

     SECTION 6.7 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:

         (i) If to any Shareholder, to such Shareholder at the address set forth immediately beneath such Shareholder's name on Annex A:

                  with a copy (which shall not constitute notice) to:

                   Bracewell & Patterson L.L.P.
                   711 Louisiana Street, Suite 2900
                   Houston, Texas  77002
                   Attention:  Edgar J. Marston III
                   Fax:  (713) 221-1188

         (ii)     If to Parent, to it at:

                   Devon Energy Corporation
                   20 North Broadway, Suite 1500
                   Oklahoma City, Oklahoma  73102
                   Attention:  J. Larry Nichols
                   Fax:  (405) 552-7602
                   and
                   Duke R. Ligon
                   Fax:  (405) 552-4648
                  with a copy (which shall not constitute notice) to:

                   Mayer, Brown & Platt
                   190 South LaSalle Street
                   Chicago, Illinois  60603
                   Attention:  Scott J. Davis
                               James T. Lidbury
                   Fax:  (312) 701-7711

or to such other person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery, except for a notice of a change of address, which shall be effective only upon receipt thereof.

     SECTION 6.8 SPECIFIC ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 6.9 REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     SECTION 6.10 NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     SECTION 6.11 GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. EACH OF THE SHAREHOLDERS AND PARENT HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COMPETENT COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA, IN EITHER CASE LOCATED IN DALLAS COUNTY, TEXAS (THE "TEXAS COURTS") FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE TEXAS COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY TEXAS COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE

UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

     SECTION 6.12 HEADINGS. The descriptive headings of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 6.13 COUNTERPARTS; FACSIMILES. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. A signature transmitted by facsimile shall be treated for all purposes by the parties hereto as an original, shall be binding upon the party transmitting such signature without limitation.

     SECTION 6.14 TERMINATION. This Agreement shall terminate, and none of Parent or any Shareholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (a) the mutual consent of Parent and the Shareholders, (b) the second anniversary of the date of this Agreement, (c) the Effective Time or (d) the termination of the Merger Agreement (i) by Parent for any reason or (ii) by the Company because of the failure of the conditions contained in Sections 7.1(a)(ii), 7.1(b), 7.1(c), 7.1(d), 7.1(e) or 7.2 to have been satisfied;
provided, further, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement. Notwithstanding the foregoing, Sections 6.4, 6.5, 6.7, 6.9 and 6.11 shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, Parent and each Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                     DEVON ENERGY CORPORATION


                     By:  /s/ J. LARRY NICHOLS
                          ------------------------------------------------------
                          Name:  J. Larry Nichols
                          Title: Chairman, President and Chief Executive Officer

                     THE SHAREHOLDERS


                          /s/ GEORGE P. MITCHELL
                          ------------------------------------------------------
                          George P. Mitchell


                          /s/ CYNTHIA WOODS MITCHELL
                          ------------------------------------------------------
                          Cynthia Woods Mitchell

                                     ANNEX A

                       LIST OF SHAREHOLDERS AND OWNERSHIP
                                 OF COMMON STOCK





                                                                                      NUMBER OF SHARES OF
                                                                                          COMMON STOCK
    SHAREHOLDER                          ADDRESS                                     AS OF AUGUST 10, 2001
    -----------                          -------                                     ---------------------
George P. Mitchell                  c/o J. Todd Mitchell                             23,380,811(1)(2)(3)(4)
                                    600 Travis Street
                                    Suite 3600
                                    Houston, Texas 77002

Cynthia Woods Mitchell              c/o J. Todd Mitchell                                  1,022,506(1)
                                    600 Travis Street
                                    Suite 3600
                                    Houston, Texas  77002

--------------

(1) Subject to shared power of spouse under applicable Texas marital property laws.

(2) Includes 404,666 shares of Common Stock which George P. Mitchell has the right to acquire within 60 days on the exercise of stock options.

(3) Includes 1,022,506 shares of Common Stock owned of record by Cynthia Woods Mitchell. George P. Mitchell disclaims beneficial ownership of these shares.

(4) Includes 5,888,998 shares of Common Stock which George P. Mitchell has pledged with lenders to secure existing credit facilities. The certificates representing these shares will not be stamped with the legend referred to in Section 2.4.